UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 7, 2007
APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification No.)

26220 Enterprise Court Lake Forest, California (Address of principal executive offices)		92630 (Zip Code)
Registrant’s telephone number, including area code: (949) 639-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
     2007 Executive Bonus Plan. Effective as of March 7, 2007, the Compensation Committee of the Board of Directors of Apria Healthcare Group Inc. (the“Company”) adopted the 2007 Executive Bonus Plan providing for bonuses which may be granted pursuant to the Company’s 2003 Performance Incentive Plan. The bonus plan provides each of its participants with a cash bonus opportunity equal to as much as 150% of his or her annual salary at the rate in effect on January 1, 2007. The amount each participant receives will depend upon the Company’s achievement of specific financial targets and the participant’s continued employment with the Company. Up to one half of the bonus earned by a plan participant shall be paid in common stock of the Company to the extent that he or she has not achieved the then current level of stock ownership required under the Company’s Stock Ownership Requirements for Senior Executive Officers. Each of the Company’s executive officers who will be named in its 2007 proxy statement, Lawrence M. Higby, Lawrence A. Mastrovich, Chris A. Karkenny, and W. Jeffrey Ingram, are among the plan participants.
     The targets consist of three measures of financial performance: earnings per share, net revenue and free cash flow. For each performance measure there is a minimum performance goal or threshold that must be achieved in order for any bonus to be payable with respect to that performance measure, a target performance goal that must be achieved for the bonus to be paid at the target level of performance and a maximum level with respect to that measure for the bonus to be paid at the maximum level. If the Company does not meet the threshold level for a particular performance measure, no bonus will be payable with respect to that performance measure.
     If the Company achieves the threshold level for a particular performance measure, 50% of the target bonus allocable to that measure shall be earned by each plan participant. If the Company meets the target level for a particular measure, 100% of the portion of the participant’s bonus opportunity target that is allocated to that performance measure will be payable. If the participant exceeds the target level for a particular measure by a specified amount, then 150% of the bonus opportunity target that is allocated to that performance measure will be payable. The bonus award shall increase on a directly proportional basis from 50% to up to 150% of the maximum bonus award for each performance measure, based on the amount, if any, by which the threshold level or target level is exceeded for that performance measure. The bonuses shall be paid as soon as administratively practicable after the Company’s audited financial statements for 2007 have been prepared. The Compensation Committee of the Company’s Board of Directors will determine whether and the extent to which bonuses are payable pursuant to the plan.
     Because publication of confidential and proprietary financial targets could place the Company at a competitive disadvantage, the Company does not disclose the specific financial performance target levels set forth in its bonus plans. The description of the terms of the 2007 Executive Bonus Plan set forth in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the actual 2007 Executive Bonus Plan.
Item 8.01 Other Events.
     Adoption of 10b5-1 Plan. On March 7, 2007, Lawrence A. Mastrovich, the Company’s President and Chief Operating Officer, adopted a pre-arranged stock trading plan to sell shares of Company common stock issuable upon the exercise of outstanding employee stock options at specified price points in excess of the current market price. Mr. Mastrovich entered into the plan as part of his personal long-term investment strategy for asset diversification and liquidity.
The plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 permits corporate insiders to adopt prearranged written plans for selling specified amounts of stock. Insiders may adopt such plans when they are not in possession of material nonpublic information. Once a plan is established, the insider retains no discretion over sales under the plan, and the pre-planned trades can be executed through a broker at later dates without regard to any subsequent material non-public information that the insider may receive. Among other things, the Company’s insider trading policy allows insiders to implement a written trading plan provided such person is not in possession of material non-public information about the Company at the time the plan is entered into, consistent with Rule 10b5-1. The plan was established during an “open window” under the Company’s insider trading policy.
Mr. Mastrovich has met his target ownership level of Company common stock under the Company’s Stock Ownership Requirements for Senior Executive Officers, and the planned sales of stock upon the exercise of options under his 10b5-1 plan will not result in a reduction of his common stock holdings.
Other executive officers or directors of the Company may in the future enter into 10b5-1 plans for the sale of Company common stock. Except as may be required by applicable law, the Company does not undertake to report modifications, terminations or other activities under Mr. Mastrovich’s plan, nor the establishment of future 10b5-1 plans by Mr. Mastrovich or other Company directors or officers.
Actual sales made pursuant to the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as applicable.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
/s/ Raoul Smyth
Raoul Smyth
Vice President and Associate General Counsel

Dated: March 12, 2007

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